Exhibit 99.1

[LOGO]

TOPS HOLDING CORPORATION AND TOPS MARKETS, LLC ANNOUNCE PRICING OF SENIOR SECURED NOTES

Williamsville, NY, December 7, 2012 — Tops Holding Corporation (the “Company” or “Tops”) and Tops Markets, LLC (together with the Company, the “Issuers”) announced today that they have priced their $460.0 million in aggregate principal amount of 8.875% senior secured notes due 2017 (the “Senior Secured Notes”).  The net proceeds from this offering and borrowings under the Company’s proposed new asset based loan facility are expected to be used to repurchase any and all of the Issuers’ existing $350 million senior secured notes due 2015 tendered pursuant to the previously announced tender offer by the Issuers and to pay a dividend to the Company’s stockholders.

The Senior Secured Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes described in this press release, nor shall there be any sale of the Senior Secured Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Such statements reflect the Company’s current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934, as amended.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or from the results expressed in these forward-looking statements. Some of these risks and uncertainties include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops.  Forward-looking statements contained herein speak only as of the date made and Tops undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

About Tops Holding Corporation

Tops is a leading supermarket retailer in the upstate New York market, with 146 full-service supermarkets operated under the banners of Tops, GU Family Markets, Grand Union and Bryant’s and an additional five franchise supermarkets.  Supported by strong brand awareness, customer loyalty and attractive supermarket locations, Tops has operated as a leading grocery retailer in the Buffalo and Rochester metropolitan areas for over 50 years.  Tops is headquartered in Williamsville, New York and has over 13,000 associates.